Schwartz Levitsky Feldman llp
CHARTERED ACCOUNTANTS
LICENSED PUBLIC ACCOUNTANTS
TORONTO • MONTREAL

SLF

May 3, 2007

The United States Security Exchange Commission
450 Fifth Street, N. W.
Washington, D.C.,
20549
USA

Dear Sirs;

Re: Long-e International, Inc.
File No. 000-28727

We have read the statements made by Long-E International, Inc. which were provide to us and which we understand will be filed with the Commission pursuant to Item 4.01 of Form 8-K, as part of the Company's Current Report on Form 8-K dated May 3, 2007, regarding the change in certifying accountant. We agree with the statements concerning our firm in such Current Report on Form 8-K.

Yours very truly,

SCHWARTZ LEVITSKY FELDMAN LLP

Schwartz Levitsky Feldman LLP

Per: Gerry Goldberg, C.A.

GG/ch

1167 Caledonia Road
Toronto, Ontario M6A 2X1
Tel: 416 785 5353
Fax: 416 785 5663